UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                Amendment No. 1
                                       to
                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
               Pursuant to Section 12(b) or (g) of The Securities
                              Exchange Act of 1934

                            GALEA LIFE SCIENCES, INC.
             (Exact name of registrant as specified in its charter)

            Florida                                       59-2388728
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


10151 University Blvd, Suite 508, Orlando, FL               32817
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(Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code: 877-576-8872
                                                   ---------------

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                         Name of each exchange on which
to be so registered                         each class is to be registered

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Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Shares Par Value $.0001
--------------------------------------------------------------------------------
                                (Title of Class)

--------------------------------------------------------------------------------
                                (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

Large accelerated filer [ ]                    Accelerated filer [ ]
Non-accelerated filer [ ]                      Smaller reporting company [X]
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.0001 per share (the "Common Stock"), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to "Galea Life Sciences, Inc.," the "Company," "we," "our" or "us" means Galea Life Sciences, Inc.

                           FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These "forward-looking statements" can be identified by use of terminology such as "believe," "hope," "may," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under "Risk Factors." Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

                           GALEA LIFE SCIENCES, INC.

                                TABLE OF CONTENTS

                                                                            Page
                                                                             No.
                                                                           ----

Item 1.  Business                                                            1

Item 1A. Risk Factors                                                        3

Item 2.  Financial Information                                               8

Item 3.  Properties                                                         10

Item 4.  Security Ownership of Certain Beneficial Owners and Management     11

Item 5.  Directors and Executive Officers                                   11

Item 6.  Executive Compensation                                             12

Item 7.  Certain Relationships and Related Transactions, and Director
         Independence                                                       12

Item 8.  Legal Proceedings                                                  12

Item 9.  Market Price of and Dividends on the Registrant's Common
         Equity and Related Stockholder Matters                             13

Item 10. Recent Sales of Unregistered Securities                            13

Item 11. Description of Securities to be Registered                         14

Item 12. Indemnification of Directors                                       14

Item 13. Financial Statements and Supplementary Data                        15

Item 14. Changes in Disagreements with Accountants on Accounting and
         Financial Disclosure                                               15

Item 15. Financial Statements and Exhibits                                  15

Item 1.   Business

Business Development & History

Galea Life Sciences, Inc. ("we", "us", "our", the "Company" or the "Registrant"), formerly known as Value Holdings, Inc., was incorporated in the State of Florida in December 1992. The Company is considered to be in the developmental stage. On August 10, 2007 the Company acquired Innovative Technology Acquisition Corporation ("ITAQ") in exchange for 23,567,624 shares of its restricted common stock.

Business of Issuer
The Company is a life sciences company devoted to acquiring, developing and delivering specialized therapeutic nutritional supplements and functional food products that complement and support prescribed drug therapy regimens such as Highly Active Antiretroviral Therapy (HAART) for people living with HIV/AIDS, and chemotherapy. These are conditions that compromise basic body functions, including the immune system. Our flagship product is Nutraplete(TM), a therapeutic multi-nutritional dietary supplement drink mix. Nutraplete is a "functional food" formulated specifically to benefit people living with HIV/AIDS. Micronutrient deficiency is common in people living with HIV/AIDS. This is a result of the HIV infection itself, poor absorption of nutrients, changes in metabolism, HIV drugs, poor appetite, diarrhea, infections or damage in the gut. While micronutrients can be found in foods, most HIV-positive people cannot meet all their nutritional needs through diet alone.

Nutraplete is currently available in two flavors: Lemon-Lime and Green Grape. New flavors are currently under development.

Nutraplete(TM) is considered a "functional food" and includes pharmaceutical grade supplements that address common nutritional deficiencies found in the vast majority of people with AIDS. Nutraplete can be immediately prescribed and reimbursed by Medicaid in six states, including the three that comprise its largest target market; New York, New Jersey and Connecticut. The Tri-State area has the largest HIV/AIDS population (over 400,000) in the United States. Additionally, Nutraplete is Medicaid-approved in Nevada, Washington State and Illinois. We are also seeking Medicaid approval in Florida, the District of Columbia, California, Maryland, Texas and Pennsylvania.

Nutraplete is distributed exclusively by Allion Healthcare, Inc. (NASDAQ:ALLI), operator of MOMS (Mail Order Medication Systems) Pharmacy. MOMS is a nationwide pharmacy provider specializing in the treatment of HIV/AIDS, serving over 24,000 people living with HIV/AIDS daily, about 99% of which are Medicaid recipients. By working with the biotechnology and pharmaceutical industries, and the HIV community, MOMS provides advanced, clinically comprehensive and cost effective treatment and care to this chronically ill population.

Our relationship with MOMS Pharmacy is a key factor in moving Nutraplete and Galea forward in this market. We envision our growth will be primarily organic - through both the increased market share that we will experience as MOMS itself gains market share, and word of mouth within HIV/AIDS communities. MOMS Pharmacy is building physical pharmacies inside HIV/AIDS clinics through pharmacy/clinic partnerships in the heart of major HIV/AIDS population areas.

MOMS will help facilitate introducing Nutraplete to these populations through medical professionals, case managers, strategic sponsorships and person-to-person marketing methods.

Based on the Nutraplete formulation platform, we are conducting clinical product evaluations in Miami and Seattle in cooperation with MOMS Pharmacy and local HIV/AIDS clinics serving targeted patient communities. We anticipate that these evaluations will provide evidence of Nutraplete's efficacy and benefits to people living with HIV/AIDS.

In addition, Nutraplete contains a patented product under license from the manufacturer:

o Immunolin; a patented bioactive protein supplement that provides high-quality lactose-free immunoglobulins which neutralize viruses and harmful bacteria while supporting friendly intestinal bacteria. It also contains transferring and other acute-phase proteins that help provide optimum immune system support. (ImmunoLin is included under license from All American Pharmaceutical & Natural Foods Corporation.)

Nutraplete has thus far been approved for Medicaid reimbursement in six U.S.
States: New York, Connecticut, New Jersey, Washington, Illinois and Nevada. Medicaid approval is also being sought in California, Maryland, Texas, Pennsylvania, Florida and Washington, D.C. Assuming we complete Medicaid pharmacy approval in all key states, we estimate that Nutraplete will be available to over 950,000 people living with HIV/AIDS, representing about 75% percent of the total estimated U.S. population of people living with HIV/AIDS.

The future potential markets for Nutraplete extend far beyond HIV/AIDS. Nutraplete has applications in vast new markets, including chemotherapy, infirmity (elderly), gastric bypass and other immune system-comprised conditions.

We are voluntarily filing this Registration Statement with the U.S. Securities and Exchange Commission and we're under no obligation to do so under the Securities Exchange Act of 1934.

Trademark

Nutraplete(TM) is currently in the trademark registration process with the United States Patent and Trademark Office.

Government Regulation

The Food and Drug Administration (FDA) regulates dietary supplements (Nutraplete(TM) is considered a dietary supplement) under a different set of regulations than those covering "conventional" foods and drug products (prescription and Over-the-Counter). Under the Dietary Supplement Health and Education Act of 1994 (DSHEA), the dietary supplement manufacturer is responsible for ensuring that a dietary supplement is safe before it is marketed. FDA is responsible for taking action against any unsafe dietary supplement product after it reaches the market. Generally, manufacturers do not need to register their products with FDA nor get FDA approval before producing or selling dietary supplements. Manufacturers must make sure that product label information is truthful and not misleading.


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

Item 1A. Risk Factors.

An investment in the Company is highly speculative in nature and involves a high degree of risk.

Risks Related to Our Business

THE EXTENT OF OUR SOURCING AND MANUFACTURING MAY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

WE OPERATE ON VERY TIGHT DELIVERY SCHEDULES AND, IF THERE ARE DELAYS AND EXPECTED DELIVERY DATES CANNOT BE MET, IT COULD NEGATIVELY AFFECT OUR PROFITABILITY.

If there is a delay in the delivery of goods and delivery schedules cannot be met, then our customers may cease doing business with us which would cause negative gross profits and therefore, our profitability. We may also incur extra costs to meet delivery dates, which would also reduce our company's profitability.

OUR BUSINESS DEPENDS ON THE ABILITY TO SOURCE MERCHANDISE IN A TIMELY AND COST-EFFECTIVE MANNER.

The merchandise intended to be sold by us will be sourced from vendors. Our business depends on being able to find qualified vendors and access products in a timely and efficient manner. All of the vendors must comply with applicable laws. The inability to access suitable merchandise on acceptable terms could adversely impact our results of operations.

WE FACE SIGNIFICANT INVENTORY RISKS.

We are exposed to significant inventory risks that may adversely affect our operating results as a result of new product launches, rapid changes in product cycles, changes in consumer tastes with respect to our products and other factors. We must accurately predict these trends and avoid overstocking or under-stocking product. Demand for product, however, can change significantly between the time inventory is ordered and the date of sale. The acquisition of certain types of inventory, or inventory from certain sources, may require significant lead-time and prepayment, and such inventory may not be returnable. Any of the inventory risk factors set forth above may adversely affect our operating results.

WE DEPEND ON THIRD PARTIES TO MANUFACTURE THE PRODUCT WE SELL, AND WE DON'T HAVE ANY CONTRACTS WITH ANY OF THE MANUFACTURERS OF OUR PRODUCTS. IF WE ARE UNABLE TO MAINTAIN THESE MANUFACTURING RELATIONSHIPS OR ENTER INTO ADDITIONAL OR DIFFERENT ARRANGEMENTS, WE MAY FAIL TO MEET CUSTOMER DEMAND AND OUR NET SALES AND PROFITABILITY MAY SUFFER AS A RESULT.

Our products are contract manufactured. We don't have any contracts with any of the manufacturers of our product. The fact that we do not have long-term contracts with our third-party manufacturers means that they could cease manufacturing products for us at any time and for any reason. In addition, our third-party manufacturers are not restricted from manufacturing our competitors' products. If we are unable to obtain adequate supplies of suitable product, our business and results of operations would suffer. In addition, identifying and selecting alternative vendors would be time-consuming and expensive, and we might experience significant delays in production during this selection process. Our inability to secure adequate and timely supplies of product would harm inventory levels, net sales and gross profit, and ultimately our results of operations.

Our manufacturers also may increase the cost of the products we purchase from them. If our manufacturers increase our costs, our margins would suffer unless we were able to pass along these increased costs to our customers. We may not be able to develop relationships with new vendors and manufacturers at the same prices or at all, and even if we do establish such relationships, such new vendors and manufacturers might not allocate sufficient capacity to us to meet our requirements. Furthermore, products from alternative sources, if any, may be of a lesser quality or more expensive than those we currently purchase. In addition, if we increase our product orders significantly from the amounts we have historically ordered from our manufacturers, our manufacturers might be unable to meet this increased demand. To the extent we fail to obtain additional products from our manufacturers, we may not be able to meet customer demand, which could harm our net sales and profitability.

OUR THIRD-PARTY MANUFACTURERS MAY NOT CONTINUE TO PRODUCE PRODUCTS THAT ARE CONSISTENT WITH OUR STANDARDS OR APPLICABLE REGULATORY REQUIREMENTS, WHICH COULD HARM OUR BRAND, CAUSE CUSTOMER DISSATISFACTION AND REQUIRE US TO FIND ALTERNATIVE SUPPLIERS OF OUR PRODUCTS.

Our third-party manufacturers may not maintain adequate controls with respect to product specifications and quality and may not continue to produce products that are consistent with our standards or applicable regulatory requirements, as described below. If we are forced to rely on products of inferior quality, then our customer satisfaction and brand reputation would likely suffer, which would lead to reduced net sales. In addition, we may be required to find new third-party manufacturers to supply our products. There can be no assurance that we would be successful in finding third-party manufacturers that make products meeting our standards of quality.

In accordance with the Federal Food, Drug and Cosmetic Act, or FDC Act, and regulations enforced by the Food and Drug Administration, or FDA, the manufacturing processes of our third party manufacturers must comply with the FDA's current Good Manufacturing Practices, or cGMPs, for manufacturing drug products. The FDA may inspect our facilities and those of our third-party manufacturers periodically to determine if we and our third-party manufacturers are complying with cGMPs and the FDC Act. A history of past compliance is not a guarantee that future FDA regulatory manufacturing requirements will not mandate other compliance steps with associated expense.

If we or our third-party manufacturers fail to comply with federal, state or foreign regulations, we could be required to suspend manufacturing operations, change product formulations, suspend the sale of products with non-complying specifications, initiate product recalls or change product labeling, packaging or advertising or take other corrective action. In addition, sanctions under the FDC Act may include seizure of products, injunctions against future shipment of products, restitution and disgorgement of profits, operating restrictions and criminal prosecution. If any of the above events occurs, we would be required to expend significant resources to comply with FDA requirements and we might need to seek the services of alternative third-party manufacturers. Obtaining the required regulatory approvals, including from the FDA, to use alternative third-party manufacturers may involve a lengthy and uncertain process. A prolonged interruption in the manufacturing of one or more of our products as a result of non-compliance could decrease our supply of products available for sale which could reduce our net sales, gross profits and market share, as well as harm our overall business, prospects, financial condition and results of operations.

FLUCTUATIONS IN THE PRICE, AVAILABILITY AND QUALITY OF MATERIALS USED IN OUR PRODUCTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR COST OF GOODS SOLD AND OUR ABILITY TO MEET OUR CUSTOMER'S DEMANDS.

We compete with numerous entities for supplies of materials. We may not be able to pass on all or any portion of higher material prices to our customers.

REGULATORY MATTERS GOVERNING OUR INDUSTRY COULD DECREASE OUR NET SALES AND INCREASE OUR OPERATING COSTS.

We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints may exist at the federal, state or local levels in the United States.

The formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of our products are subject to extensive regulation by various federal agencies, including the FDA, the Federal Trade Commission, or FTC, state attorneys general in the U.S. If we or our manufacturers fail to comply with those regulations, we could become subject to significant penalties or claims, which could harm our results of operations or our ability to conduct our business. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may impair the marketing of our products, resulting in significant loss of net sales.

In addition, our failure to comply with FTC or state regulations, or with regulations in foreign markets that cover our product claims and advertising, including direct claims and advertising by us, may result in enforcement actions and imposition of penalties or otherwise harm the distribution and sale of our products.

IF WE DO NOT SUCCEED IN OUR EXPANSION STRATEGY, WE MAY NOT ACHIEVE OUR ANTICIPATED RESULTS.

Our business strategy is designed to expand the sales of our products. Our ability to implement our plans will depend primarily on the ability to attract customers and products. We can give you no assurance that any of our expansion plans will be successful or that we will be able to establish additional favorable relationships for the marketing and sales of products and services. If we are unable to expand our business, our business operations could be adversely affected.

IF WE ARE UNABLE TO ATTRACT ADDITIONAL QUALIFIED AND SKILLED PERSONNEL, OUR ABILITY TO GROW OUR BUSINESS MAY BE HARMED.

If we are unable to continue to attract, retain and motivate highly qualified management and personnel and develop and maintain important third party relationships, we may not be able to achieve our objectives. Competition for skilled personnel is intense. If we are unable to hire and retain skilled personnel, our business, financial condition, operating results and future prospects could be materially adversely affected.

A DISPUTE CONCERNING THE INFRINGEMENT OR MISAPPROPRIATION OF OUR PROPRIETARY RIGHTS OR THE PROPRIETARY RIGHTS OF OTHERS COULD BE TIME CONSUMING AND COSTLY, AND AN UNFAVORABLE OUTCOME COULD HARM OUR BUSINESS.

We may be exposed to future litigation by third parties based on claims that our programs infringe the intellectual property rights of others. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. We may not be able to afford the costs of litigation. Any legal action against us or our collaborators could lead to:

     o payment of damages, potentially treble damages, if we are found to have willfully infringed a party's patent rights;

     o injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell products; or

     o we or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all.

As a result, we could be prevented from commercializing current or future products.

WE MAY MAKE ACQUISITIONS AND STRATEGIC INVESTMENTS, WHICH WILL INVOLVE NUMEROUS RISKS. WE MAY NOT BE ABLE TO ADDRESS THESE RISKS WITHOUT SUBSTANTIAL EXPENSE, DELAY OR OTHER OPERATIONAL OR FINANCIAL PROBLEMS.

Although we have a limited history of making acquisitions or strategic investments, we may acquire or make investments in related businesses or products in the future. Acquisitions or investments involve various risks, such as:

     o    higher than expected acquisition and integration costs;

     o the difficulty of integrating the operations and personnel of the acquired business;

     o the potential disruption of our ongoing business, including the diversion of management time and attention;

     o the possible inability to obtain the desired financial and strategic benefits from the acquisition or investment;

     o    assumption of unanticipated liabilities;

     o incurrence of substantial debt or dilutive issuances of securities to pay for acquisitions;

     o impairment in relationships with key suppliers and personnel of any acquired businesses due to changes in management and ownership;

     o    the loss of key employees of an acquired business; and

     o the possibility of our entering markets in which we have limited prior experience.

Future acquisitions and investments could also result in substantial cash expenditures, potentially dilutive issuance of our equity securities, our incurring of additional debt and contingent liabilities, and amortization expenses related to other intangible assets that could adversely affect our business, operating results and financial condition.

Risks Related to the Securities

OUR COMMON STOCK MAY BE SUBJECT TO THE "PENNY STOCK" RULES.

The Company's Common Stock is not currently being traded. If we begin to trade, our common stock may be subject to the SEC's "penny stock" rules. The term "penny stock" generally refers to low-priced (below $5), speculative securities of very small companies. While penny stocks generally are quoted over-the-counter, such as on the OTC Bulletin Board or in the Pink Sheets, they may also trade on securities exchanges, including foreign securities exchanges. In addition, penny stocks include the securities of certain private companies with no active trading market.

Before a broker-dealer can sell a penny stock, SEC rules require the firm to first approve the customer for the transaction and receive from the customer a written agreement to the transaction. The firm must furnish the customer a document describing the risks of investing in penny stocks. The firm must tell the customer the current market quotation, if any, for the penny stock and the compensation the firm and its broker will receive for the trade. Finally, the firm must send monthly account statements showing the market value of each penny stock held in the customer's account.

Penny stocks may trade infrequently, which means that it may be difficult to sell penny stock shares once you own them. Because it may be difficult to find quotations for certain penny stocks, they may be impossible to accurately price. Investors in penny stocks should be prepared for the possibility that they may lose their whole investment.

THE PRICE OF OUR SHARES OF COMMON STOCK IN THE FUTURE MAY BE VOLATILE.

The market price of our Common Stock will likely be volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including: technological innovations or new products and services by us or our competitors; additions or departures of key personnel; sales of our Common Stock; our ability to integrate operations, technology, products and services; our ability to execute our business plan; operating results below expectations; loss of any strategic relationship; industry developments; economic and other external factors; and period-to-period fluctuations in our financial results. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock.

OUR PREFERRED STOCK MAY BE USED TO AVOID A CHANGE IN CONTROL OF THE COMPANY.

Our Certificate of Incorporation authorizes the issuance of 25,000,000 million shares of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue additional Preferred Stock with dividend, liquidation, conversion, voting or other rights that could be used to avoid a change of control of the Company and which suppress the value of our Common Stock

Item 2. Financial Information

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the financial statements, and the notes thereto included herein. The information contained below includes statements of our management's beliefs, expectations, hopes, goals and plans that, if not historical, are forward-looking statements subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. For a discussion on forward-looking statements, see the information set forth in the Introductory Note to this registration statement under the caption "Forward Looking Statements", which information is incorporated herein by reference.

GALEA LIFE SCIENCES, INC. FOR THE PERIOD ENDED OCTOBER 31, 2008

Overview

Galea Life Sciences, Inc. is focused on bringing Nutraplete(TM) to the HIV/AIDS marketplace as the first Nutraplete(TM), the first specialized therapeutic multi-nutritional dietary supplement, drink mix. Nutraplete is a "functional food" formulated specifically to benefit people living with HIV/AIDS. Micronutrient deficiency is common in people living with HIV/AIDS. This is a result of the HIV infection itself, poor absorption of nutrients, changes in metabolism, HIV drugs, poor appetite, diarrhea, infections or damage in the gut. While micronutrients can be found in foods, most HIV-positive people cannot meet all their nutritional needs through diet alone. The unique therapeutic benefits of Nutraplete(TM) results from a proprietary combination of nutritional supplements.

Nutraplete is manufactured by third party contract suppliers. The original Nutraplete formulation was manufactured by Bactolac Pharmaceutical, Inc. of Hauppauge, NY. The Company is currently in the process of reviewing contract suppliers to gain optimum product quality and price advantage.

Nutraplete can be prescribed by medical professionals and is available for Medicaid reimbursement in a number of key states including New York, New Jersey, Connecticut, Nevada, Illinois and Washington State. The Company is seeking Medicaid approvals in other key states.

We have a five-year, exclusive distribution agreement with industry leader Allion Healthcare (NASDAQ: ALLI), operator of MOMS (Mail Order Medication Systems) Pharmacy. MOMS is a nationwide pharmacy provider specializing in the treatment of HIV/AIDS, presently providing discreet medication delivery services to more than 24,000 HIV/AIDS patients, nearly 90% of whom are Medicaid recipients.

MOMS is also a marketing partner which positions Nutraplete directly in front of the medical professionals, pharmacists and patients who form our primary market.

In October, 2008, the company has accepted an offer of settlement with the U.S. Securities and Exchange Commission (SEC) in connection with an administrative proceeding instituted pursuant to Section 12(j) of the Securities and Exchange Act of 1934. This resulted in revocation of the registration of each class of the Company's securities, and therefore, halted trading of the Company's stock.

The company is filing this new Form 10 registration statement with the SEC. The intention is for the company's stock to begin trading on the OTC Bulletin Board, if and when the company clears SEC comments on the Form 10, and FINRA has accepted the Company's stock for quotation.

As of the date of this registration statement, there are 40,717,854 outstanding common shares.

Organizational History

On August 10, 2007 the Company acquired Innovative Technology Acquisition Corporation ("ITAQ") in exchange for 23,567,624 shares of its restricted common stock. In this transaction, the Company was the legal acquirer and ITAQ was the acquiree. However, for accounting purposes the roles were reversed and ITAQ became the accounting acquirer while the Company became the accounting acquiree. This type of transaction is referred to as a reverse acquisition, meaning that the company that is the legal acquirer is considered, for accounting purposes, to be the acquiree. Upon completion of the transaction the original stockholders of ITAQ owned the controlling interest of the combined company and the Company's financial statements reflect those of Galea.


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

Plan of Operation

Our relationship with MOMS Pharmacy is key to moving Nutraplete forward in this market. We envision our growth will be primarily organic - through both the increased market share that we will experience as MOMS itself gains market share, experience with the product within the target population and the resulting word of mouth within HIV/AIDS communities. MOMS Pharmacy is building physical pharmacies inside HIV/AIDS clinics through pharmacy/clinic partnerships in the heart of major HIV/AIDS populations. The first three pharmacy/clinic partnerships, serving more than a combined 24,000 HIV/AIDS patients, are located in Seattle, San Diego and San Francisco. This year MOMS Pharmacy intends to expand this program to New York and Florida, which would potentially bring Nutraplete to an additional 30,000 patients. MOMS introduces our product to these populations through case managers, strategic sponsorships and other person-to-person marketing methods. Additionally, we are conducting clinical evaluations in Miami and Seattle, which we anticipate will provide evidence of Nutraplete's efficacy and benefits to people living with HIV/AIDS.

In addition to our current Medicaid reimbursement approvals in New York, Connecticut, New Jersey, Nevada, Washington State and Illinois (these state represent the major share of the HIV/AIDS population currently in the U.S.), and we are seeking approvals in Florida, Texas, Washington, DC, Pennsylvania and Maryland.

The product evaluations underway in Seattle and Miami are expected to be completed by the fourth quarter, 2009, and additional evaluations will be undertaken as resources allow.

Our new sugar-free Nutraplete formulation will be completed by the fourth quarter 2009. At that point, aggressive marketing initiatives with MOMS Pharmacy will commence through direct medical professional sales, internet marketing, extensive public relations activities and product sampling.

We estimate that we will require $2.5 million as proceeds from the Private Placement Memorandum to fund operations and marketing initiatives.

Critical Accounting Policies and Estimates

Management's discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent asset sand liabilities. At each balance sheet date, management evaluates its estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Item 3. Properties

The Company currently utilizes virtual offices at 10151 University Blvd, Suite 508, Orlando, Florida for $15 per month for a term of 12 months. The company also utilizes a satellite office located at 17501 Biscayne Blvd, Suite 430, Aventura, FL 33160. The officers and directors work individual from their own offices and do not charge the company for the use of this space.

Item 4. Security Ownership of Certain Beneficial Owners and Management

-------------------- ----------------------------- --------------- -------------
                                                      (3) Amount
                                                      and nature
                      (2) Name and address of       of beneficial   (4) Percent
 (1) Title of class       beneficial owner            ownership       of class
-------------------- ----------------------------- --------------- -------------
    Common Shares     Paul Zuromski                   2,100,000          5.2%*
                      10151 University Blvd
                      Suite 508
                      Orlando, FL 32817
-------------------- ----------------------------- --------------- -------------
                      Trafalgar Capital               5,000,000         12.4%
                      Specialized Investment Fund
                      8-10 Rue Mathias Har
                      L-1030 Luxembourg
-------------------- ----------------------------- --------------- -------------
                      Valentino Trubiani                -0-
-------------------- ----------------------------- --------------- -------------
                      Alison Cohen                      -0-
-------------------- ----------------------------- --------------- -------------

* Based on 40,717,854 shares of common stock issued and outstanding as of this Registration Statement.

Item 5. Directors and Executive Officers

Name                       Age                    Position

Paul Zuromski              56                     Chairman & President
Valentino Trubiani         54                     Director
Alison Cohen               43                     Director

Paul Zuromski, President and Director
Mr. Zuromski was founder and president of Island Publishing Company, Inc., publisher of America's preeminent natural living/natural product magazine: Body, Mind & Spirit. The Company produced this country's largest consumer health expositions and developed and marketed therapeutic natural products worldwide. He is a leading expert in consumer marketing and product development. Mr. Zuromski has consulted with private and public companies with issues ranging from operations to product development in high technology, financial publishing and hi-technology materials.

Valentino Trubiani, Director
A Senior Partner at TSG Capital, Mr. Trubiani has structured financing solutions utilizing the firm's proprietary Caesar Fund, providing debt-based funding for innovative, creditworthy companies and consistent value for the Fund's members. Mr. Trubiani earned his MBA at Vanderbilt University's Graduate School of Management.


Alison Cohen, Director
Alison Rosenberg Cohen was elected a Director of the Company in June 1990. From
1988-1991 she held various positions with the Company. Ms. Cohen graduated from the University of Miami in 1988 with a B.S. in advertising and marketing.

Item 6. Executive Compensation

----------------------------------------------------------------------------------------------------
                                 SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------
                                                     Non-Equity    Nonqualified
Name                                                 Incentive     Deferred
and                                  Stock   Option  Plan          Compensation  All Other
principal             Salary  Bonus  Awards  Awards  Compensation  Earnings      Compensation  Total
position        Year  ($)     ($)    ($)     ($)     ($)           ($)           ($)           ($)
(a)             (b)   (c)     (d)    (e)     (f)     (g)           (h)           (i)           (j)
--------------  ----  ------  -----  ------  ------  ------------  ------------  ------------  -----
Paul Zuromski   2007  (1)     (1)    (1)
President       2008  (1)     (1)    (1)
----------------------------------------------------------------------------------------------------

(1) At present the Company is not disbursing any compensation to employees. Galea intends to enter into an employment agreement with Paul Zuromski, but has not paid Mr. Zuromski under this contract. In lieu of salary Mr. Zuromski has accepted 1,000,000 (one million) shares and has agreed to accept 125,000 shares per quarter until such time that Galea can make cash payments. As there is no current market for the Company's securities, we have valued them at par. There are no other effective employment contracts.

Item 7. Certain Relationships and Related Transactions, and Director
        Independence

There have been no transactions or series of transactions which would be required to be disclosed under Rule 404 of regulation S-K.

Item 8. Legal Proceedings

None

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

Our Common Stock

As of the date of this Registration Statement, our common stock is not listed for trading. In October, 2008, the company has accepted an offer of settlement with the U.S. Securities and Exchange Commission (SEC) in connection with an administrative proceeding instituted pursuant to Section 12(j) of the Securities and Exchange Act of 1934. This resulted in revocation of the registration of each class of GLSN securities, and therefore, halted trading of the Company's stock.

As of the date of this Registration Statement, there are 40,717,854 shares of common stock issued and outstanding. Upon the effectiveness of this Registration Statement on Form 10, the intention is for the company's stock to begin trading on the OTC Bulletin Board, if and when the company clears SEC comments on the Form 10, and FINRA has accepted the Company's stock for quotation.

The holders of the Company's common stock are entitled to one vote per share. The common stock holders do not have preemptive rights to purchase, subscribe for, or otherwise acquire any shares of common stock.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, the Company has no plans to register its securities in any particular state.

If we fail to meet certain SEC standards, our common stock may become subject to the "penny stock" rules under the provisions of Section 15(g) and Rule 15g- 9 of the Exchange Act, commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

Item 10. Recent Sales of Unregistered Securities

In February 2008, the Company received proceeds of $275,000 from the issuance of a convertible debenture. The debenture is payable on February 2010 and bears interest at 12% per annum. The debenture requires monthly principal and interest beginning in the fourth month after issuance. Beginning 60 days after issuance the debenture is convertible into the Company's common stock at the lower of 100% of the volume weighted average price of the stock as reported by Bloomberg on the closing date or at a 20% discount to the lowest daily closing bid price of the common stock during the five trading days prior to the conversion date.

In addition, warrants were issued to one debenture holder to purchase 275,000 shares of common stock at an exercise price equal to the closing price for the shares on the day prior to the closing and a term of three years which shall be exercised on a cash basis provided that the Company is not in default and the shares underlying the warrant are subject to an effective registration statement. The debenture was collaterized with shares of the Company's common stock pledged by certain shareholders. The lender seized these collateral shares in March 2009.

Item 11. Description of Securities to be Registered

The following description of certain matters relating to our securities does not purport to be complete and is subject in all respects to applicable Nevada law and to the provisions of our certificate of incorporation ("Certificate of Incorporation") and By-laws (the "By-Laws").

Common Stock
------------
We are authorized to issue 100,000,000 shares of Common Stock, $0.0001 par value. As of the date of this Registration Statement, there were 40,717,854 shares of Common Stock outstanding. Each share of our Common Stock is entitled to one vote at all meetings of our stockholders. Our stockholders are not permitted to cumulate votes in the election of directors. All shares of our Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of our Common Stock. In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to receive, on a pro rata basis, all of our assets remaining after satisfaction of all liabilities and preferences of outstanding preferred stock, if any. Neither our Certificate of Incorporation nor our By-Laws contain any provisions which limit or restrict the ability of another person to take over our company.

As of the date of this registration statement, there were 88 shareholders of record. Of the 40,717,854 shares of Common Stock outstanding, 9,228,929 are restricted and cannot be resold unless registered under the Securities Act or pursuant to an exemption thereto.


Item 12. Indemnification of Directors

Title 36, Chapter 607, Section 607.850 of the Florida Statutes provide for indemnification of the Company's officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company.

In accordance with the provisions referenced above, the Company shall indemnify to the fullest extent permitted by its bylaws, and in the manner permissible under the laws of the State of Florida, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or served any other enterprise as director, officer or employee at the request of the Company. The Board of Directors, in its discretion, shall have the power on behalf of the Company to indemnify any other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Company.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with any securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

Item 13. Financial Statements and Supplementary Data

The Company's audited financial statements for the years ended October 31, 2008 and the notes thereto.

Item 14. Changes in Disagreements with Accountants on Accounting and Financial Disclosure

None.



Item 15. Financial Statements and Exhibits

(a) Financial Statements

                                                                            Page
                                                                             No.
                                                                           ----
Report of Independent Registered Public Accounting Firm                     16

Balance Sheets                                                              17

Consolidated Statements of Operations                                       18

Consolidated Statements of Stockholders' Deficit                            19

Consolidated Statements of Cash Flows                                       21

Notes to Consolidated Financial Statements                                  22

(b) Exhibits

     3(i)   Articles of Incorporation
      (ii)  Bylaws

    10.1    Agreement with Allion Healthcare

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Stockholders and Board of Directors
Galea Life Sciences, Inc.

We have audited the accompanying balance sheet of Galea Life Sciences, Inc., (A Development Stage Company) as of October 31, 2008 and 2007, and the related statements of operations, stockholders' (deficit) and cash flows for the years ended October 31, 2008 and 2007, and the period from inception (February 8, 1996) to October 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Galea Life Sciences, Inc., (A Development Stage Company) as of October 31, 2008, and results of its operations and its cash flows for the years ended October 31, 2008 and 2007, and the period from inception (February 8, 1996) to October 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered a loss from operations and is in the development stage. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ David A. Aronson, CPA, P.A.
-------------------------------------
David A. Aronson, CPA. P.A.


North Miami Beach, Florida
September 4, 2009

                            GALEA LIFE SCIENCES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS


                                     ASSETS

                                                             October 31,
                                                     --------------------------
                                                         2008           2007
                                                     -----------    -----------

CURRENT ASSETS
  Cash                                               $       159    $       250
                                                     -----------    -----------

  Total Assets                                       $       159    $       250
                                                     ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable and accrued expenses              $    91,514    $    53,334
  Loans payable - stockholders                           430,568        430,568
  Loan payable - other                                     5,205          3,561
  Note payable - affiliate                               495,928        495,928
  Accrued interest and dividends                       1,663,283      1,505,827
  Debentures payable                                   2,688,167      2,425,000
                                                     -----------    -----------

  Total Liabilities                                    5,374,665      4,914,218
                                                     -----------    -----------

STOCKHOLDERS' DEFICIT
  Preferred stock, $0.0001 par value;
   20,000,000 shares authorized; 750,000 shares
   issued and outstanding at liquidation value           750,000        750,000
  Common stock, $0.0001 par value;
   100,000,000 shares authorized; 31,073,002
   shares issued and outstanding                           3,107          3,107
  Additional paid-in capital                          (2,135,505)    (2,135,505)
  Accumulated deficit during development stage        (3,992,108)    (3,531,570)
                                                     -----------    -----------
    Total Stockholders' Deficit                       (5,374,506)    (4,913,968)
                                                     -----------    -----------

  Total Liabilities and Stockholders' Deficit        $       159    $       250
                                                     ===========    ===========



                 See accompanying notes to financial statements.

                            GALEA LIFE SCIENCES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                        For the
                                      Period from
                                      February 8,
                                         1996           For the Year Ended
                                    (Inception) to          October 31,
                                      October 31,   ---------------------------
                                         2008           2008           2007
                                     ------------   ------------   ------------

REVENUE                              $       --     $       --     $       --
                                     ------------   ------------   ------------

COSTS AND EXPENSES
  General and administrative            2,024,843        256,869        409,640
  Acquisition expense                     291,245           --             --
  Development costs                       659,022           --             --
  Amortization of intangibles             750,000           --             --
  Other                                    43,640           --             --
                                     ------------   ------------   ------------
    Total
      Expenses                          3,768,750        256,869        409,640
                                     ------------   ------------   ------------

OTHER INCOME (EXPENSE)
  Interest expense                       (404,955)      (128,669)       (18,489)
  Other income                            275,347           --             --
                                     ------------   ------------   ------------
    Total Other Income (Expense)         (129,608)      (128,669)       (18,489)
                                     ------------   ------------   ------------

Net Loss                               (3,898,358)      (385,538)      (428,129)

Dividends                                 (93,750)       (75,000)       (18,750)
                                     ------------   ------------   ------------

Net loss available to
 common shareholders                 $ (3,992,108)  $   (460,538)  $   (446,879)
                                     ============   ============   ============

Loss Per Share - basic and diluted                  $      (0.01)  $      (0.02)
                                                    ============   ============

Weighted Average Number of Shares
 Outstanding - basic and diluted                      31,072,402     26,713,114
                                                    ============   ============



                 See accompanying notes to financial statements.



                            GALEA LIFE SCIENCES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                                           Deficit
                                                                                                         Accumulated
                                       Common Stock               Preferred Stock          Additional     During the
                                -------------------------    -------------------------      Paid-in      Development
                                   Shares        Amount         Shares        Amount        Capital         Stage          Total
                                -----------    ----------    -----------    ----------    -----------    -----------    -----------
Initial capitalization
 for cash at $0.01 per share      9,000,000    $      900           --      $     --      $    89,100           --      $    90,000
Common stock issued to
 acquire distribution
 license at $.50 per share        1,000,000           100           --            --          499,900           --          500,000
Net loss - nine months ended
 October 31, 1986                      --            --             --            --             --         (106,497)      (106,497)
                                -----------    ----------    -----------    ----------    -----------    -----------    -----------
Balance at October 31, 1996      10,000,000         1,000           --            --          589,000       (106,497)       483,503
Net loss - October 31, 1997            --            --             --            --             --          (70,904)       (70,904)
                                -----------    ----------    -----------    ----------    -----------    -----------    -----------
Balance at October 31, 1997      10,000,000         1,000           --            --          589,000       (177,401)       412,599
Common stock issued for cash
 at $.50 per share                  303,000            30           --         151,470           --          151,500
Less: subscription
 receivable for shares issued          --             (30)          --            --         (151,470)          --         (151,500)
Net loss - October 31, 1998            --            --             --            --         (116,022)      (116,022)
                                -----------    ----------    -----------    ----------    -----------    -----------    -----------
Balance at October 31, 1998
 as previously reported          10,303,000         1,000           --            --          589,000       (293,423)       296,577
Adjustment in connection
 with agreement that was not
 consummated                     (2,000,000)         (200)          --            --              200           --             --
                                -----------    ----------    -----------    ----------    -----------    -----------    -----------
Balance at October 31, 1998,
 as restated                      8,303,000           800           --            --          589,200       (293,423)       296,577
Common stock issued at $.50
 per share                        1,299,172           130           --            --          649,456           --          649,586
Collection of subscription
 receivable                            --              30           --            --          151,470           --          151,500
Net loss - October 31, 1999            --            --             --            --             --       (1,471,449)    (1,471,449)
                                -----------    ----------    -----------    ----------    -----------    -----------    -----------
Balance at October 31, 1999       9,602,172           960           --            --        1,390,126     (1,764,872)      (373,786)
Net loss - October 31, 2000            --            --             --            --             --          (39,907)       (39,907)
                                -----------    ----------    -----------    ----------    -----------    -----------    -----------
Balance at October 31, 2000       9,602,172           960           --            --        1,390,126     (1,804,779)      (413,693)
Common stock issued for
 services at $.50 per share           6,000             1           --            --            2,999           --            3,000
Net loss - October 31, 2001            --            --             --            --             --         (154,008)      (154,008)
                                -----------    ----------    -----------    ----------    -----------    -----------    -----------
Balance at October 31, 2001       9,608,172           961           --            --        1,393,125     (1,958,787)      (564,701)
Common stock issued for
 services at  $0.10 per share       100,000            10           --            --            9,990           --           10,000
Net loss - October 31, 2002            --            --             --            --             --         (202,477)      (202,477)
                                -----------    ----------    -----------    ----------    -----------    -----------    -----------
Balance at October 31, 2002       9,708,172    $      971    $      --      $     --      $ 1,403,115    $(2,161,264)   $  (757,178)
                                -----------    ----------    -----------    ----------    -----------    -----------    -----------



                 See accompanying notes to financial statements.

                                       19

                            GALEA LIFE SCIENCES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT


                                                                                                           Deficit
                                                                                                         Accumulated
                                       Common Stock               Preferred Stock          Additional     During the
                                -------------------------    -------------------------      Paid-in      Development
                                   Shares        Amount         Shares        Amount        Capital         Stage          Total
                                -----------    ----------    -----------    ----------    -----------    -----------    -----------
Balance at October 31, 2002       9,708,172    $      971           --      $     --      $ 1,403,115    $(2,161,264)   $  (757,178)
Common stock issued to
 Acquire BioSource
Therapeutics at $0.10 per
 share                            2,912,452           291           --            --          290,954           --          291,245
Merger of Bio-Source
 subsidiary into Galea                 --            --             --            --          (22,158)          --          (22,158)
Net loss - October 31, 2003            --            --             --            --             --         (461,194)      (461,194)
                                -----------    ----------    -----------    ----------    -----------    -----------    -----------
Balance at October 31, 2003      12,620,624         1,262           --            --        1,671,911     (2,622,458)      (949,285)
Common stock issued for
 services at $0.10 per share        100,000            10           --            --            9,990           --           10,000
Net loss - October 31, 2004            --            --             --            --             --          (32,692)       (32,692)
                                -----------    ----------    -----------    ----------    -----------    -----------    -----------
Balance at October 31, 2004      12,720,624         1,272           --            --        1,681,901     (2,655,150)      (971,977)
Common stock issued for
 services at $0.10 per share      1,105,000           111           --            --          110,390           --          110,501
Common stock issued for
 cash at $0.10 per share            182,000            18           --            --           18,182           --           18,200
Net loss - October 31, 2005            --            --             --            --             --         (178,727)      (178,727)
                                -----------    ----------    -----------    ----------    -----------    -----------    -----------
Balance at October 31, 2005      14,007,624         1,401           --            --        1,810,473     (2,833,877)    (1,022,003)
Common stock issued for
 cash at $0.10 per share          2,960,000           296           --            --          295,704           --          296,000
Common stock issued for
 services at $0.10 per share      6,600,000           660           --            --          659,340           --          660,000
Net loss - October 31, 2006            --            --             --            --          124,250       (250,814)      (126,564)
                                -----------    ----------    -----------    ----------    -----------    -----------    -----------
Balance at October 31, 2006      23,567,624         2,357           --            --        2,889,767     (3,084,691)      (192,567)
Common stock issued for
 recapitalization                 7,504,778           750           --            --       (5,025,272)          --       (5,024,522)
Preferred stock issued for
 recapitalization                      --            --          750,000       750,000           --             --          750,000
Dividends                              --            --             --            --             --          (18,750)       (18,750)
Net loss                               --            --             --        (428,129)      (428,129)
                                -----------    ----------    -----------    ----------    -----------    -----------    -----------
Balance at October 31, 2007      31,072,402         3,107        750,000       750,000     (2,135,505)    (3,531,570)    (4,913,968)
Dividends                              --            --             --            --             --          (75,000)       (75,000)
Net loss                               --            --             --            --             --         (385,538)      (385,538)
                                -----------    ----------    -----------    ----------    -----------    -----------    -----------
Balance at October 31, 2008      31,072,402    $    3,107        750,000    $  750,000    $(2,135,505)   $(3,992,108)   $(5,374,506)
                                ===========    ==========    ===========    ==========    ===========    ===========    ===========


                 See accompanying notes to financial statements.



          INNOVATIVE TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                  For the
                                                Period from
                                                February 8,
                                                   1996           For the Year Ended
                                              (Inception) to          October 31,
                                                October 31,   ---------------------------
                                                   2008           2008           2007
                                               ------------   ------------   ------------
Operating activities:
  Net loss                                     $(3,992,108)   $  (385,538)   $  (428,129)
  Adjustments to reconcile net loss to
   net cash used in operating activities:
  Acquisition expense                                 --             --             --
  Amortization                                     750,000           --             --
  Development costs                                   --             --             --
  Stock issued for services                      1,584,746           --             --
  Recapitalization                                 475,500           --          475,500
Changes in assets and liabilities:
  Increase in accrued interest and dividends       250,200         82,455         (7,500)
  Increase in accounts payable and
   accrued expenses                                111,723         38,180        (40,511)
                                               -----------    -----------    -----------
Net cash used in operating activities             (819,939)      (264,903)          (640)
                                               -----------    -----------    -----------
Cash flows from investing activities:
Acquisition of distribution license               (750,000)          --             --
                                               -----------    -----------    -----------
Net cash used in investing activities             (750,000)          --             --
                                               -----------    -----------    -----------

Cash flows from financing activities:
  Due to stockholders                                 --             --             --
  Note payable - affiliate                         100,000           --             --
  Debentures payable                               263,167        263,167           --
  Increase in loan payable - other                   1,645          1,645           --
  Proceeds from sales of common stock            1,205,286           --             --
                                               -----------    -----------    -----------
Net cash provided by financing activities        1,570,098        264,812           --
                                               -----------    -----------    -----------

Net increase (decrease) in cash                        159            (91)          (640)
Cash at beginning of the year                         --              250            890
                                               -----------    -----------    -----------
Cash at the end of the year                    $       159    $       159    $       250
                                               ===========    ===========    ===========

Cash paid for:
Interest                                              --             --             --
                                               ===========    ===========    ===========
Income taxes                                          --             --             --
                                               ===========    ===========    ===========

Non cash investing and financing activities:          --             --             --
                                               ===========    ===========    ===========


                 See accompanying notes to financial statements.

                            GALEA LIFE SCIENCES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2008 AND 2007


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Activity
----------------------------------
Galea Life Sciences, Inc., formerly known as Value Holdings, Inc.(the "Company") was incorporated in the state of Florida in December 1992. On June 6, 2007 its name was changed to Galea Life Sciences, Inc. On August 10, 2007 the Company merged with Innovative Technologies Acquisition Corporation ("ITAQ") (Note 2).

The Company is considered to be in the development stage, and the accompanying financial statements, represent those of a development stage enterprise.

Principles of Consolidation
---------------------------
The consolidated financial statements include the accounts of Galea Life Sciences, Inc. and its wholly owned subsidiary, BioSource Therapeutics, Inc. All material intercompany transactions have been eliminated.

Use of Estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Net Loss Per Common Share
-------------------------
The Company applies SFAS No. 128, Earnings Per Share. In accordance with SFAS No. 128, basic net loss per share has been computed based on the weighted average of common shares outstanding during the period. Diluted earnings per share include the effects of any outstanding financial instruments that may be converted into common stock. SFAS No. 128 provides guidance to calculate the equivalent number of common shares that would be likely issued in the event the holder would elect to convert the financial instrument into common shares.

Income Taxes
------------
The Company accounts for income taxes pursuant to the provisions of FASB No. 109 "Accounting for Income Taxes", which requires, among other things, a liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company has had operating losses since inception and accordingly has not provided for income taxes. Realization of the benefits related to the net operating loss carryforward may be limited in any one year due to IRS Code Section 382, change of ownership rules.

                            GALEA LIFE SCIENCES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                            OCTOBER 31, 2008 AND 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements
--------------------------------
In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115" ("SFAS 159"). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The provisions of SFAS 159 will become effective as of the beginning of the 2009 fiscal year. The adoption of these new Statements is not expected to have a material effect on the Company's financial position, results of operations, or cash flows.

In December 2007, the FASB issued SFAS No. 141 (R) "Business Combinations". SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of the Company's fiscal year beginning after December 15, 2008. Management believes the adoption of this pronouncement will not have a material impact on the Company's financial statements.

In December 2007, the FASB issued SFAS No. 160 "Noncontrolling Interests in Consolidated Financial Statements--an amendment of ARB No. 51". SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of the Company's fiscal year beginning after December 15, 2008. Management believes the adoption of this pronouncement will not have a material impact on the Company's financial statements.

In February 2008, FASB Staff Position (FSP) No. 157-2, "Effective Date of FASB Statement No. 157" was issued. FSP No. 157-2 defers the effective date of SFAS No. 157 to fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, or all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Examples of items within the scope of FSP No. 157-2 are non-financial assets and non-financial liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods), and long-lived assets, such as property, plant and equipment and intangible assets measured at fair value for an impairment assessment under SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The partial adoption of SFAS 157 on February 1, 2008, with respect to financial assets and financial liabilities recognized or disclosed at fair value in the financial statements on a recurring basis, is not expected to have a material effect on the Company's consolidated financial statements. The Company is currently assessing the impact, if any, of SFAS No. 157 relating to its planned February 1, 2009, adoption of the remainder of the standard.

                            GALEA LIFE SCIENCES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                            OCTOBER 31, 2008 AND 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities-an Amendment of FASB Statement No. 133", which became effective on November 15, 2008. This standard changed the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedging items affect an entity's financial position, financial performance, and cash flows. The adaptation of this standard had no material impact on the Company's financial statements.

In April 2008, the FASB issued FASB Staff Position (FSP) FSP 142-3, "Determination of the Useful Life of Intangible Assets." This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, "Goodwill and Other Intangible Assets." The intent of this FSP if to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows to measure the fair value of the asset under FASB Statement No. 141 (Revised 2007), "Business Combinations," and other U.S. generally accepted accounting principles
(GAAP). This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company does not expect the adoption of FAS 142-3 to have a material effect on its results of operations and financial condition.

In May 2008, the FASB issued FASB Staff Position (FSP) No. APB 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)". FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008, on a retroactive basis and will be adopted by the Company in the first quarter of fiscal 2009. The Company does not expect the adoption of FSP APB 14-1 to have a material effect on its results of operations and financial condition.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles," which becomes effective upon approval by the SEC. The standard sets forth the sources of accounting principles and provides entities with a framework for selecting the principles used in the preparation of financial statements that are presented in conformity with GAAP. It is not expected to change any of the Company's current accounting principles or practices and therefore, is not expected to have a material impact on its financial statements.

                            GALEA LIFE SCIENCES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                            OCTOBER 31, 2008 AND 2007


Results of Operations

The following discussion and analysis summarizes the results of operations of the Company for the three-month periods ended July 31, 2009 and 2008.

COMPARISON OF NINE MONTHS ENDED JULY 31, 2009 AND 2008

REVENUES. The Company had revenues of $59,018 for the nine month period ended July 31, 2009 and no revenue during the same period of 2008. Revenues were from sales of products purchased for clinical evaluations and not sold at retail.

COST OF SALES. The Company had no cost of sales for the nine month periods ended July 31, 2009 and 2008.

OPERATING EXPENSES. Our operating expenses consist primarily of payroll and related taxes, professional and consulting services, expenses for executive and administrative personnel and insurance, telephone and communications, facilities expenses, travel and related expenses, and other general corporate expenses. Our operating expenses for the nine month period ended July 31, 2009 were $29,204 compared to the nine month period ended July 31, 2008 which had operating expenses of $233,459 a decrease of $204,255 or 87%. The decrease was primarily due to a reduction of expenses related to our operations, facilities, legal fees, a development costs during the second half of 2008.

OTHER INCOME (EXPENSE). Interest expense for the nine month period ended July 31, 2009 was $63,193 compared to $68,599 for the nine month period ended July 31, 2008. Interest expense was primarily due to charges related to the Company's convertible debentures.

NET LOSS. We had a net loss of $89,629 in the nine month period ended July 31, 2009 compared to $358,308 in the nine month period ended July 31, 2008. The decrease in net loss is primarily attributable to the decrease in the operating expenses as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

ASSETS. At July 31, 2009, the Company had total assets of $21,512 compared to total assets of $159 as of December 31, 2008. These assets consisted entirely of cash.

LIABILITIES. At July 31, 2009, the Company had total liabilities of $5,485,647 compared to total liabilities of $ 5,374,665 as of December 31, 2008. The increase is attributable to the Company accruing interest and certain other expenses during the period.

CASH FLOWS. Our cash used in operating activities was $45,759 compared to $257,692 for the comparative period. The decrease was primarily due to the decreased level of operations and operating activities.

Net cash provided by financing activities was $(24,406), as compared to $264,812 in the prior year when we had completed certain convertible debt financing.

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, the Company had a net loss of $89,629 for the nine months ended July 31, 2009, and had a working capital deficiency of $4,081,737 and a stockholder's deficit of $5,464,135 at July 31, 2009. These factors raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company's ability to raise additional funds and implement its business plan. The condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. The Company anticipates that a net loss will continue for fiscal 2010.

                            GALEA LIFE SCIENCES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                            OCTOBER 31, 2008 AND 2007


Throughout 2008 and continuing into 2009, the Company has been dependent upon monthly funding from its existing debt holders. Funding decisions have typically not extended beyond thirty days at any given time, and the Company does not currently have a defined funding source. Funding delays and uncertainties have seriously damaged vendor relationships, new product development and revenues. In the absence of continued monthly funding by its current debt holders, the Company would have insufficient funds to continue operations. There is no assurance that additional funding from the current debt holders will be available or available on terms and conditions acceptable to the Company.

NOTE 2 - BUSINESS COMBINATIONS

On August 10, 2007 the Company was acquired by ITAQ in exchange for 23,567,624 shares of ITAQ's restricted common stock. This transaction was accounted for as a reverse acquisition, or a recapitalization of the Company meaning that ITAQ, the legal acquirer, is considered, for accounting purposes, to be the acquiree and whereby the Company issued 7,504,778 shares of commons stock and 750,000 shares of preferred stock in exchange for the net liabilities of ITAQ of $4,274,522. Upon completion of the transaction the stockholders of the Company owned the controlling interest of the combined company and the Company's financial statements reflect those of Galea.

NOTE 3 - LOAN PAYABLE - STOCKHOLDER

The loan, which is due on demand, was incurred by ITAQ in connection with the acquisition of a distribution license from a corporate stockholder in August 1996 had an original due date of August 28, 1998. The loan bears interest at prime plus 1% (or 8.75%). There are no installment payments due under the terms of the agreement. Principal of $430,508 plus all accrued interest is due on demand.

NOTE 4 - NOTES PAYABLE - RELATED PARTIES

                                                          2008          2007
                                                      -----------   -----------
Notes payable to affiliate; unsecured and
 due on demand; interest at 8.25%                     $   209,128   $   209,128
Notes payable to affiliate; unsecured and
 due on demand; interest at 15.00%                         60,000        60,000
Notes payable to affiliate; unsecured and
 due on demand; interest at 15.00%                        126,800       126,800
Notes payable to affiliate; unsecured and
 due on demand; interest at 8.25%                         100,000       100,000
                                                      -----------   -----------
                                                      $   495,928   $   495,928
                                                      ===========   ===========

NOTE 5 - CONVERTIBLE DEBENTURES

In August and October 2000 the Company received the proceeds of $2,000,000 by issuing two convertible debentures in the amount of $1,000,000. The debentures, with an interest rate of 10% per annum, were payable two years from the date of issuance or August 10, 2002 and October 11, 2002, respectively. Interest is payable quarterly. The debentures are convertible into common stock at the lower of $0.14 per share or 85% of the average closing bid price of the stock for the five lowest of the twenty two consecutive trading days immediately prior to the trading day on which written notice of the exercise of the conversion right is transmitted. The conversion privilege cannot be utilized prior to the date which is 90 days from when the SEC registration statement becomes effective (which registers the securities underlying the conversion feature). The registration has not become effective, therefore the value of the beneficial purchase interest conversion feature cannot be measured at October 31, 2008.

                            GALEA LIFE SCIENCES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                            OCTOBER 31, 2008 AND 2007


NOTE 5 - CONVERTIBLE DEBENTURES (Continued)

In addition, warrants were issued to one debenture holder to purchase 5,000,000 shares of common stock at $0.14 per share. This warrant expired two years from the issue date or October 10, 2002. This debenture holder was also provided with a warrant to purchase an additional $1,000,000, 10% debenture that includes warrants to purchase 250,000 shares of common stock at $0.14 per share. This warrant to purchase an additional debenture expires 30 days after the date the registration statement becomes effective.

In January 2001, the Company received proceeds of $450,000 from the issuance of a convertible debenture. The debenture, with an interest rate of 10% per annum, was payable on February 1, 2003. Interest is payable quarterly. The debenture is convertible into the Company's common stock at the lower of $0.05 per share or 85% of the average closing bid price of the stock for the five lowest of the twenty-two consecutive trading days immediately preceding the trading day on which written notice of the exercise of the conversion right is transmitted. The conversion privilege cannot be utilized prior to the date on which the registration statement registering the securities underlying the debentures is declared effective by the SEC. A registration statement with regard to this debenture and the securities underlying it has not been filed with the SEC.

In February 2008, the Company received proceeds of $275,000 from the issuance of a convertible debenture. The debenture is payable on February 2010 and bears interest at 12% per annum. The debenture requires monthly principal and interest beginning in the fourth month after issuance. Beginning 60 days after issuance the debenture is convertible into the Company's common stock at the lower of 100% of the volume weighted average price of the stock as reported by Bloomberg on the closing date or at a 20% discount to the lowest daily closing bid price of the common stock during the five trading days prior to the conversion date.

In addition, warrants were issued to one debenture holder to purchase 275,000 shares of common stock at an exercise price equal to the closing price for the shares on the day prior to the closing and a term of three years which shall bwe exercised on a cash basis provided that the Company is not in default and the shares underlying th warrant are subject to an effective resgistration statement

At October 31, 2008 the Company was in default on the debentures that have been issued.

                            GALEA LIFE SCIENCES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                            OCTOBER 31, 2008 AND 2007


NOTE 6 - INCOME TAXES

The Company accounts for income taxes under SFAS 109, which requires use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes for the years ended October 31, 2008 and 2007. The sources and tax effects of the differences are as follows:


Income tax provision at the federal statutory rate                         34%
Effect of operating losses                                                (34)%
                                                                ---------------
                                                                              0%
                                                                ===============

As of October 31, 2008, the Company has a net operating loss carry forward of approximately $2,622,000. This loss will be available to offset future taxable income. If not used, this carry forward will expire through 2028. The deferred tax asset of approximately $900,000 relating to the operating loss carry forward has been fully reserved at October 31, 2008. The increase in the valuation allowance related to the deferred tax asset was approximately $100,000 during 2008. The principal differences between the accumulated deficit for income tax purposes and for financial reporting purposes results from stock based compensation, non-cash finance charges, non-cash losses on settlements, and the amortization of intangibles. The utilization of the net operating loss carryforward may be limited because of any change of control of the Company.

NOTE 8 - GOING CONCERN

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced significant losses from operations aggregating $3,898,358 since inception. In addition, the Company had working capital and stockholders' deficits at October 31, 2008, of $5,374,506 and has no significant revenue generating operations.

                            GALEA LIFE SCIENCES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                            OCTOBER 31, 2008 AND 2007


NOTE 8 - GOING CONCERN (continued)

The Company's ability to continue as a going concern is contingent upon its ability to secure additional financing, increase ownership equity and attain profitable operations. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered in established markets and the competitive environment in which the Company operates.

The Company is pursuing financing for its operations and seeking additional investments. In addition, the Company is seeking to establish a revenue base.

Failure to secure such financing or to raise additional equity capital and to establish a revenue base may result in the Company depleting its available funds and not being able pay its obligations.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 9 - SUBSEQUENT EVENTS

In October, 2008, the company has accepted an offer of settlement with the U.S. Securities and Exchange Commission (SEC) in connection with an administrative proceeding instituted pursuant to Section 12(j) of the Securities and Exchange Act of 1934. This will result in revocation of the registration of each class of GLSN securities, and therefore, halt trading of the Company's stock.

                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                            Condensed Balance Sheets
                      January 31, 2009 and October 31, 2008



                                     ASSETS

                                                        2009           2008
                                                    -----------    -----------
                                                    (Unaudited)
Current Assets
   Cash                                             $      --      $       159
                                                    -----------    -----------

      Total Assets                                  $      --      $       159
                                                    ===========    ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
   Accounts payable and accrued expenses            $   109,810    $    91,514
   Loans payable - stockholders                         430,568        430,568
   Loans payable - other                                  5,205          5,205
   Loans payable - affiliates                           495,928        495,928
   Accrued interest and dividends                     1,700,523      1,663,283
   Debentures payable                                 2,663,661      2,688,167
                                                    -----------    -----------
      Total Liabilities                               5,405,695      5,374,665
                                                    -----------    -----------

Stockholders' Deficit
   Preferred stock, $0.0001 par value;
    20,000,000,000 shares authorized,
    750,000 issued and outstanding at
    liquidation value                                   750,000        750,000
   Common stock, $0.0001 par value;
    100,000,000 shares authorized;
    31,072,402 shares issued and
    outstanding, respectively                             3,107          3,107
   Additional paid in capital                        (2,135,505)    (2,135,505)
   Accumulated deficit during development stage      (4,023,297)    (3,992,108)
                                                    -----------    -----------
      Total Stockholders' Deficit                    (5,405,695)    (5,374,506)
                                                    -----------    -----------

Total Liabilities and Stockholders' Deficit         $      --      $       159
                                                    ===========    ===========



      See accompanying notes to unaudited condensed financial statements.


                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                       Condensed Statements of Operations
    For the Three Months Ended January 31, 2009 and 2008, and for the Period
             From February 8, 1996 (Inception) to January 31, 2009

                                                     From
                                                  February 8,
                                                     1996         For the Three Months Ended
                                                (Inception) to            January 31,
                                                  January 31,    ----------------------------
                                                     2009            2009            2008
                                                 ------------    ------------    ------------
Revenue                                          $     26,618    $     26,618    $       --
Cost of goods sold                                       --              --              --
                                                 ------------    ------------    ------------
   Gross income                                        26,618          26,618            --
                                                 ------------    ------------    ------------

Expenses:
General and administrative expenses                 2,037,685          12,842             979
Acquisition expense                                   291,245            --              --
Development costs                                     659,022            --              --
Amortization of intangibles                           750,000            --              --
Other                                                  43,640            --              --
                                                 ------------    ------------    ------------
                                                    3,781,592          12,842             979
                                                 ------------    ------------    ------------

   Net (loss) before other income and expenses     (3,754,974)         13,776            (979)

Other income and expenses
   Other income                                       275,347            --              --
   Interest expense                                  (431,170)        (26,214)        (19,044)
   Provision for income taxes                            --              --              --
                                                 ------------    ------------    ------------
                                                     (155,823)        (26,214)        (19,044)
                                                 ------------    ------------    ------------

   Net Loss                                        (3,910,797)        (12,438)        (20,023)

   Dividends                                         (112,500)        (18,750)        (18,750)
                                                 ------------    ------------    ------------

   Net Loss Available to Common Shareholders     $ (4,023,297)   $    (31,188)   $    (38,773)
                                                 ============    ============    ============

Loss per common share - Basic and fully
 diluted                                                         $      (0.00)   $      (0.00)
                                                                 ============    ============

Weighted average number of shares
 outstanding - Basic and fully diluted                             31,072,402      31,072,402
                                                                 ============    ============

      See accompanying notes to unaudited condensed financial statements.


                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                 Condensed Statement of Stockholders' (Deficit)
      For the Period from February 8, 1996 (Inception) to January 31, 2009


                                                                                                           Deficit
                                                                                                         Accumulated
                                       Common Stock                Preferred Stock         Additional     During the
                                --------------------------    -------------------------     Paid-in      Development
                                   Shares         Amount         Shares        Amount       Capital         Stage          Total
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Initial capitalization for
 cash at $0.01 per share          9,000,000    $       900           --     $      --     $    89,100           --      $    90,000
Common stock issued to
 acquire distribution
 license at $.50 per share        1,000,000            100           --            --         499,900           --          500,000
Net loss - nine months
 ended October 31, 1986                --             --             --            --            --         (106,497)      (106,497)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 1996      10,000,000          1,000           --            --         589,000       (106,497)       483,503
Net loss - October 31, 1997            --             --             --            --            --          (70,904)       (70,904)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 1997      10,000,000          1,000           --            --         589,000       (177,401)       412,599
Common stock issued for
 cash at $.50 per share             303,000             30           --            --         151,470           --          151,500
Less: subscription
 receivable for
 shares issued                         --              (30)          --            --        (151,470)          --         (151,500)
Net loss - October 31, 1998            --             --             --            --            --         (116,022)      (116,022)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 1998
 as previously reported          10,303,000          1,000           --            --         589,000       (293,423)       296,577
Adjustment in connection
 with agreement that was
 not consummated                 (2,000,000)          (200)          --            --             200           --             --
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 1998,
 as restated                      8,303,000            800           --            --         589,200       (293,423)       296,577
Common stock issued at $.50
 per share                        1,299,172            130           --            --         649,456           --          649,586
Collection of subscription
 receivable                            --               30           --            --         151,470           --          151,500
Net loss - October 31, 1999            --             --             --            --            --       (1,471,449)    (1,471,449)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 1999       9,602,172            960           --            --       1,390,126     (1,764,872)      (373,786)
Net loss - October 31, 2000            --             --             --            --            --          (39,907)       (39,907)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2000       9,602,172            960           --            --       1,390,126     (1,804,779)      (413,693)
Common stock issued for
 services at $.50 per share           6,000              1           --            --           2,999           --            3,000
Net loss - October 31, 2001            --             --             --            --            --         (154,008)      (154,008)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2001       9,608,172            961           --            --       1,393,125     (1,958,787)      (564,701)
Common stock issued for
 services at  $0.10 per share       100,000             10           --            --           9,990           --           10,000
Net loss - October 31, 2002            --             --             --            --            --         (202,477)      (202,477)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2002       9,708,172    $       971    $      --     $      --     $ 1,403,115    $(2,161,264)   $  (757,178)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------



      See accompanying notes to unaudited condensed financial statements.

                                       32


                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                 Condensed Statement of Stockholders' (Deficit)
      For the Period from February 8, 1996 (Inception) to January 31, 2009

                                                                                                           Deficit
                                                                                                         Accumulated
                                       Common Stock                Preferred Stock         Additional     During the
                                --------------------------    -------------------------     Paid-in      Development
                                   Shares         Amount         Shares        Amount       Capital         Stage          Total
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2002       9,708,172    $       971           --     $      --     $ 1,403,115    $(2,161,264)   $  (757,178)
Common stock issued to
 Acquire BioSource
 Therapeutics at
 $0.10 per share                  2,912,452            291           --            --         290,954           --          291,245
Merger of Bio-Source
 subsidiary into Galea                 --             --             --            --         (22,158)          --          (22,158)
Net loss - October 31, 2003            --             --             --            --            --         (461,194)      (461,194)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2003      12,620,624          1,262           --            --       1,671,911     (2,622,458)      (949,285)
Common stock issued for
 services at $0.10 per share        100,000             10           --            --           9,990           --           10,000
Net loss - October 31, 2004            --             --             --            --            --          (32,692)       (32,692)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2004      12,720,624          1,272           --            --       1,681,901     (2,655,150)      (971,977)
Common stock issued for
 services at $0.10 per share      1,105,000            111           --            --         110,390           --          110,501
Common stock issued for
 cash at $0.10 per share            182,000             18           --            --          18,182           --           18,200
Net loss - October 31, 2005            --             --             --            --            --         (178,727)      (178,727)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2005      14,007,624          1,401           --            --       1,810,473     (2,833,877)    (1,022,003)
Common stock issued for
 cash at $0.10 per share          2,960,000            296           --            --         295,704           --          296,000
Common stock issued for
 services at $0.10 per share      6,600,000            660           --            --         659,340           --          660,000
Net loss - October 31, 2006            --             --             --            --         124,250       (250,814)      (126,564)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2006      23,567,624          2,357           --            --       2,889,767     (3,084,691)      (192,567)
Balance at November 1, 2006      23,567,624    $     2,357           --     $      --     $ 2,889,767    $(3,084,691)   $  (192,567)
Common stock issued for
 recapitalization                 7,504,778            750           --            --      (5,025,272)          --       (5,024,522)
Preferred stock issued for
 recapitalization                      --             --          750,000       750,000          --             --          750,000
Dividends                              --             --             --            --            --          (18,750)       (18,750)
Net loss                               --             --             --            --            --         (428,129)      (428,129)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2007      31,072,402          3,107        750,000       750,000    (2,135,505)    (3,531,570)    (4,913,968)
Dividends                              --             --             --            --            --          (75,000)       (75,000)
Net loss                               --             --             --            --            --         (385,538)      (385,538)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2008      31,072,402          3,107        750,000       750,000    (2,135,505)    (3,992,108)    (5,374,506)
Dividends                              --             --             --            --            --          (18,750)       (18,750)
Net loss                               --             --             --            --            --          (12,438)       (12,438)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at January 31, 2009      31,072,402    $     3,107        750,000   $   750,000   $(2,135,505)   $(4,023,296)   $(5,405,694)
                                ===========    ===========    ===========   ===========   ===========    ===========    ===========



      See accompanying notes to unaudited condensed financial statements.



                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                       Condensed Statements of Cash Flows
    For the Three Months Ended January 31, 2009 and 2008, and for the Period
             From February 8, 1996 (Inception) to January 31, 2009


                                                           From
                                                        February 8,
                                                           1996
                                                      (Inception) to
                                                        January 31,
                                                           2009            2009            2008
                                                       ------------    ------------    ------------
Cash flows from operating activities:
   Net loss                                            $ (4,023,296)   $    (31,188)   $    (38,773)
   Adjustments to reconcile net loss to net
    cash (used in) provided by operating activities:
   Amortization                                             750,000            --              --
   Stock issued for services                              1,584,746            --              --
   Recapitalization                                         475,500            --              --
Changes in Assets and Liabilities:
   Increase in accrued interest and dividends               287,440          37,240          37,238
   Increase in accounts payable and accrued expenses        130,018          18,295            --
                                                       ------------    ------------    ------------
Net cash (used in) provided by operating activities        (795,592)         24,347          (1,535)
                                                       ------------    ------------    ------------

Cash flows from investing activities:
   Acquisition of distribution license                     (750,000)           --              --
                                                       ------------    ------------    ------------
Net cash used in investing activities                      (750,000)           --              --
                                                       ------------    ------------    ------------

Cash flows from financing activities:
   Note payable - affiliates                                100,000            --              --
   Debentures payable                                       238,661         (24,506)           --
   Increase in loan payable - other                           1,645            --             1,645
   Proceeds from sales of common stock                    1,205,286            --              --
                                                       ------------    ------------    ------------
Net cash provided by (used in)
 financing activities                                     1,545,592         (24,506)          1,645
                                                       ------------    ------------    ------------

Net (decrease) increase in cash                                --              (159)            110
Cash - November 1                                              --               159             250
                                                       ------------    ------------    ------------
Cash - January 31                                      $       --      $       --      $        360
                                                       ============    ============    ============

Supplemental cash flow information:
   Cash paid during the period for:
      Interest                                         $    273,220    $      7,724    $        555
                                                       ============    ============    ============
      Income taxes                                     $       --      $       --      $       --
                                                       ============    ============    ============


      See accompanying notes to unaudited condensed financial statements.

                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                     Notes to Condensed Financial Statements
                      January 31, 2009 and October 31, 2008


1. Presentation of Interim Information

These condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) for interim financial statements and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been reflected in these condensed financial statements. Operating results for the three months ended January 31, 2009 are not necessarily indicative of the results that may be expected for the year ending October 31, 2009.

These financial statements should be read in conjunction with the financial statements of Galea Life Sciences, Inc. (the "Company") as of and for the year ended October 31, 2008, and for the period from inception (February 8, 1996) to October 31, 2008.

2. Earnings Per Share

The Company calculates net income (loss) per share as required by Statement of Financial Accounting Standards (SFAS) 128, "Earnings per Share". Basic earnings
(loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings
(loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods when common stock equivalents are anti-dilutive they are not considered in the computation.

3. Going Concern

The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. These condensed financial statements show that there are minimal revenues and current liabilities exceed current assets by approximately $5,406,000 at January 31, 2009. The future of the Company is dependent upon its ability to raise the necessary working capital to permit its continued purchasing of inventory. The condensed financial statements do not include any adjustments relating to the recoverability and classifications of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                     Notes to Condensed Financial Statements
                      January 31, 2009 and October 31, 2008


4. Loan Payable - Stockholders

The Company is indebted to two stockholders in the amount of approximately $431,000. The notes are non-interest bearing and are due on demand.

                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                            Condensed Balance Sheets
                       April 30, 2009 and October 31, 2008



                                     ASSETS

                                                        2009           2008
                                                    -----------    -----------
                                                    (Unaudited)
Current Assets
  Cash                                              $      --      $       159
                                                    -----------    -----------
    Total current assets                                   --              159
                                                    -----------    -----------

    Total Assets                                    $      --      $       159
                                                    ===========    ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
  Accounts payable and accrued expenses             $   115,173    $    91,514
  Loans payable - stockholders                          430,568        430,568
  Loans payable - other                                   5,205          5,205
  Loans payable - affiliates                            495,928        495,928
  Accrued interest and dividends                      1,737,763      1,663,283
  Debentures payable                                  2,663,661      2,688,167
                                                    -----------    -----------
    Total Liabilities                                 5,448,298      5,374,665
                                                    -----------    -----------

Stockholders' Deficit
  Preferred stock, $0.0001 par value;
   20,000,000,000 shares authorized,
   750,000 issued and outstanding at
   liquidation value                                    750,000        750,000
  Common stock, $0.0001 par value;
   100,000,000 shares authorized;
   31,072,402 shares issued and
   outstanding, respectively                              3,107          3,107
  Additional paid in capital                         (2,135,505)    (2,135,505)
  Accumulated deficit during development stage       (4,065,900)    (3,992,108)
                                                    -----------    -----------
    Total Stockholders' Deficit                      (5,448,298)    (5,374,506)
                                                    -----------    -----------

Total Liabilities and Stockholders' Deficit         $      --      $       159
                                                    ===========    ===========



       See accompanying notes to unaudited condensed financial statements.



                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                       Condensed Statements of Operations
 For the Three and Six Months Ended April 30, 2009 and 2008, and for the Period
               From February 8, 1996 (Inception) to April 30, 2009

                                          From
                                       February 8,
                                          1996         For the Three Months Ended       For the Six Months Ended
                                     (Inception) to             April 30,                       April 30,
                                        April 30,     ----------------------------    ----------------------------
                                          2009            2009            2008            2009            2008
                                      ------------    ------------    ------------    ------------    ------------
Revenue                               $     26,618    $       --      $       --      $     26,618    $       --
Cost of goods sold                            --              --              --              --              --
                                      ------------    ------------    ------------    ------------    ------------
  Gross income                              26,618            --              --            26,618            --
                                      ------------    ------------    ------------    ------------    ------------

Expenses:
General and administrative expenses      2,043,049           5,364         135,844          18,206         136,823
Acquisition expense                        291,245            --              --              --              --
Development costs                          659,022            --              --              --              --
Amortization of intangibles                750,000            --              --              --              --
Other                                       43,640            --              --              --              --
                                      ------------    ------------    ------------    ------------    ------------
                                         3,786,956           5,364         135,844          18,206         136,823
                                      ------------    ------------    ------------    ------------    ------------

  Net (loss) before other
   income and expenses                  (3,760,338)         (5,364)       (135,844)          8,412        (136,823)

Other income and expenses
  Other income                             275,347            --              --              --              --
  Interest expense                        (449,659)        (18,490)        (23,989)        (44,704)        (43,033)
  Provision for income taxes                  --              --              --              --              --
                                      ------------    ------------    ------------    ------------    ------------
                                          (174,312)        (18,490)        (23,989)        (44,704)        (43,033)
                                      ------------    ------------    ------------    ------------    ------------

  Net Loss                              (3,934,650)        (23,854)       (159,833)        (36,292)       (179,856)

  Dividends                               (131,250)        (18,750)        (18,750)        (37,500)        (37,500)
                                      ------------    ------------    ------------    ------------    ------------

  Net Loss Available to
   Common Shareholders                $ (4,065,900)   $    (42,604)   $   (178,583)   $    (73,792)   $   (217,356)
                                      ============    ============    ============    ============    ============

Loss per common share - Basic
 and fully diluted                                    $      (0.00)   $      (0.01)   $      (0.00)   $      (0.01)
                                                      ============    ============    ============    ============

Weighted average number of
 shares outstanding - Basic and
 fully diluted                                          31,072,402      31,072,402      31,072,402      31,072,402
                                                      ============    ============    ============    ============



       See accompanying notes to unaudited condensed financial statements.



                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                 Condensed Statement of Stockholders' (Deficit)
       For the Period from February 8, 1996 (Inception) to April 30, 2009


                                                                                                           Deficit
                                                                                                         Accumulated
                                       Common Stock                Preferred Stock         Additional     During the
                                --------------------------    -------------------------     Paid-in      Development
                                   Shares         Amount         Shares        Amount       Capital         Stage          Total
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Initial capitalization for
 cash at $0.01 per share          9,000,000    $       900           --     $      --     $    89,100           --      $    90,000
Common stock issued to
 acquire distribution
 license at $.50 per share        1,000,000            100           --            --         499,900           --          500,000
Net loss - nine months
 ended October 31, 1986                --             --             --            --            --         (106,497)      (106,497)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 1996      10,000,000          1,000           --            --         589,000       (106,497)       483,503
Net loss - October 31, 1997            --             --             --            --            --          (70,904)       (70,904)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 1997      10,000,000          1,000           --            --         589,000       (177,401)       412,599
Common stock issued for
 cash at $.50 per share             303,000             30           --            --         151,470           --          151,500
Less: subscription receivable
 for shares issued                     --              (30)          --            --        (151,470)          --         (151,500)
Net loss - October 31, 1998            --             --             --            --            --         (116,022)      (116,022)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 1998
 as previously reported          10,303,000          1,000           --            --         589,000       (293,423)       296,577
Adjustment in connection
 with agreement that was
 not consummated                 (2,000,000)          (200)          --            --             200           --             --
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 1998,
 as restated                      8,303,000            800           --            --         589,200       (293,423)       296,577
Common stock issued at $.50
 per share                        1,299,172            130           --            --         649,456           --          649,586
Collection of subscription
 receivable                            --               30           --            --         151,470           --          151,500
Net loss - October 31, 1999            --             --             --            --            --       (1,471,449)    (1,471,449)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 1999       9,602,172            960           --            --       1,390,126     (1,764,872)      (373,786)
Net loss - October 31, 2000            --             --             --            --            --          (39,907)       (39,907)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2000       9,602,172            960           --            --       1,390,126     (1,804,779)      (413,693)
Common stock issued for
 services at $.50 per share           6,000              1           --            --           2,999           --            3,000
Net loss - October 31, 2001            --             --             --            --            --         (154,008)      (154,008)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2001       9,608,172            961           --            --       1,393,125     (1,958,787)      (564,701)
Common stock issued for
 services at  $0.10 per share       100,000             10           --            --           9,990           --           10,000
Net loss - October 31, 2002            --             --             --            --            --         (202,477)      (202,477)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2002       9,708,172    $       971    $      --     $      --     $ 1,403,115    $(2,161,264)   $  (757,178)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------



       See accompanying notes to unaudited condensed financial statements.

                                       39


                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                 Condensed Statement of Stockholders' (Deficit)
       For the Period from February 8, 1996 (Inception) to April 30, 2009

                                                                                                           Deficit
                                                                                                         Accumulated
                                       Common Stock                Preferred Stock         Additional     During the
                                --------------------------    -------------------------     Paid-in      Development
                                   Shares         Amount         Shares        Amount       Capital         Stage          Total
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2002       9,708,172    $       971           --     $      --     $ 1,403,115    $(2,161,264)   $  (757,178)
Common stock issued to
 Acquire BioSource
 Therapeutics
 at $0.10 per share               2,912,452            291           --            --         290,954           --          291,245
Merger of Bio-Source
 subsidiary into Galea                 --             --             --            --         (22,158)          --          (22,158)
Net loss - October 31, 2003            --             --             --            --            --         (461,194)      (461,194)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2003      12,620,624          1,262           --            --       1,671,911     (2,622,458)      (949,285)
Common stock issued for
 services at $0.10 per share        100,000             10           --            --           9,990           --           10,000
Net loss - October 31, 2004            --             --             --            --            --          (32,692)       (32,692)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2004      12,720,624          1,272           --            --       1,681,901     (2,655,150)      (971,977)
Common stock issued for
 services at $0.10 per share      1,105,000            111           --            --         110,390           --          110,501
Common stock issued for
 cash at $0.10 per share            182,000             18           --            --          18,182           --           18,200
Net loss - October 31, 2005            --             --             --            --            --         (178,727)      (178,727)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2005      14,007,624          1,401           --            --       1,810,473     (2,833,877)    (1,022,003)
Common stock issued for
 cash at $0.10 per share          2,960,000            296           --            --         295,704           --          296,000
Common stock issued for
 services at $0.10 per share      6,600,000            660           --            --         659,340           --          660,000
Net loss - October 31, 2006            --             --             --            --         124,250       (250,814)      (126,564)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2006      23,567,624          2,357           --            --       2,889,767     (3,084,691)      (192,567)
Balance at November 1, 2006      23,567,624    $     2,357           --     $      --     $ 2,889,767    $(3,084,691)   $  (192,567)
Common stock issued for
 recapitalization                 7,504,778            750           --            --      (5,025,272)          --       (5,024,522)
Preferred stock issued
 for recapitalization                  --             --          750,000       750,000          --             --          750,000
Dividends                              --             --             --            --            --          (18,750)       (18,750)
Net loss                               --             --             --            --            --         (428,129)      (428,129)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2007      31,072,402          3,107        750,000       750,000    (2,135,505)    (3,531,570)    (4,913,968)
Dividends                              --             --             --            --            --          (75,000)       (75,000)
Net loss                               --             --             --            --            --         (385,538)      (385,538)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2008      31,072,402          3,107        750,000       750,000    (2,135,505)    (3,992,108)    (5,374,506)
Dividends                              --             --             --            --            --          (37,500)       (37,500)
Net loss                               --             --             --            --            --          (36,292)       (36,292)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at April 30, 2009        31,072,402    $     3,107        750,000   $   750,000   $(2,135,505)   $(4,065,900)   $(5,448,298)
                                ===========    ===========    ===========   ===========   ===========    ===========    ===========

       See accompanying notes to unaudited condensed financial statements.



                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                       Condensed Statements of Cash Flows
      For the Six Months Ended April 30, 2009 and 2008, and for the Period
              From February 8, 1996 (Inception) to April 30, 2009


                                             From
                                          February 8,
                                             1996
                                        (Inception) to
                                           April 30,
                                             2009            2009            2008
                                         ------------    ------------    ------------
Cash flows from operating activities:
  Net loss                               $ (4,065,900)   $    (73,792)   $   (217,356)
  Adjustments to reconcile net loss to
   net cash (used in) provided by
   operating activities:
  Amortization                                750,000            --              --
  Stock issued for services                 1,584,746            --              --
  Recapitalization                            475,500            --              --
Changes in Assets and Liabilities:
  Increase in accrued interest
   and dividends                              324,680          74,480          74,478
  Increase in accounts payable and
   accrued expenses                           135,382          23,659            --
  Stock issued to repay debenture                --              --              --
                                         ------------    ------------    ------------
Net cash (used in) provided by
 operating activities                        (795,592)         24,347        (142,878)
                                         ------------    ------------    ------------

Cash flows from investing activities:
  Acquisition of distribution license        (750,000)           --              --
                                         ------------    ------------    ------------
Net cash used in investing activities        (750,000)           --              --
                                         ------------    ------------    ------------

Cash flows from financing activities:
  Note payable - affiliates                   100,000            --              --
  Debentures payable                          238,661         (24,506)        275,000
  Increase in loan payable - other              1,645            --             1,645
  Proceeds from sales of common stock       1,205,286            --              --
                                         ------------    ------------    ------------
Net cash provided by (used in)
 financing activities                       1,545,592         (24,506)        276,645
                                         ------------    ------------    ------------

Net (decrease) increase in cash                  --              (159)        133,767
Cash - beginning of period                       --               159             250
                                         ------------    ------------    ------------
Cash - end of period                     $       --      $       --      $    134,017
                                         ============    ============    ============

Supplemental cash flow information:
  Cash paid during the period for:
    Interest                             $    273,220    $      7,724    $      6,055
                                         ============    ============    ============
    Income taxes                         $       --      $       --      $       --
                                         ============    ============    ============


       See accompanying notes to unaudited condensed financial statements.

                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                     Notes to Condensed Financial Statements
                       April 30, 2009 and October 31, 2008


1. Presentation of Interim Information

These condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) for interim financial statements and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been reflected in these condensed financial statements. Operating results for the six months ended April 30, 2009 are not necessarily indicative of the results that may be expected for the year ending October 31, 2009.

These financial statements should be read in conjunction with the financial statements of Galea Life Sciences, Inc. (the "Company") as of and for the year ended October 31, 2008, and for the period from inception (February 8, 1996) to October 31, 2008.

2. Earnings Per Share

The Company calculates net income (loss) per share as required by Statement of Financial Accounting Standards (SFAS) 128, "Earnings per Share". Basic earnings
(loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings
(loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods when common stock equivalents are anti-dilutive they are not considered in the computation.

3. Going Concern

The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. These condensed financial statements show that there are minimal revenues and current liabilities exceed current assets by approximately $5,448,000 at April 30, 2009. The future of the Company is dependent upon its ability to raise the necessary working capital to permit its continued purchasing of inventory. The condensed financial statements do not include any adjustments relating to the recoverability and classifications of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                     Notes to Condensed Financial Statements
                       April 30, 2009 and October 31, 2008


4. Loan Payable - Stockholders

The Company is indebted to two stockholders in the amount of approximately $431,000. The notes are non-interest bearing and are due on demand.

                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                            Condensed Balance Sheets
                       July 31, 2009 and October 31, 2008



                                     ASSETS

                                                         2009           2008
                                                     -----------    -----------
                                                     (Unaudited)
Current Assets
  Cash                                               $    21,512    $       159
                                                     -----------    -----------

    Total Assets                                     $    21,512    $       159
                                                     ===========    ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
  Accounts payable and accrued expenses              $   115,183    $    91,514
  Loans payable - stockholders                           430,668        430,568
  Loans payable - other                                    5,205          5,205
  Loans payable - affiliates                             495,928        495,928
  Accrued interest and dividends                       1,775,002      1,663,283
  Debentures payable                                   2,663,661      2,688,167
                                                     -----------    -----------
    Total Liabilities                                  5,485,647      5,374,665
                                                     -----------    -----------

Stockholders' Deficit
  Preferred stock, $0.0001 par value;
   20,000,000,000 shares authorized,
   750,000 issued and outstanding at
   liquidation value                                     750,000        750,000
  Common stock, $0.0001 par value;
   100,000,000 shares authorized;
   31,072,402 shares issued and
   outstanding, respectively                               3,107          3,107
  Additional paid in capital                          (2,135,505)    (2,135,505)
  Accumulated deficit during development stage        (4,081,737)    (3,992,108)
                                                     -----------    -----------
    Total Stockholders' Deficit                       (5,464,135)    (5,374,506)
                                                     -----------    -----------

Total Liabilities and Stockholders' Deficit          $    21,512    $       159
                                                     ===========    ===========



       See accompanying notes to unaudited condensed financial statements.


                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                       Condensed Statements of Operations
 For the Three and Nine Months Ended July 31, 2009 and 2008, and for the Period
               From February 8, 1996 (Inception) to July 31, 2009


                                          From
                                       February 8,
                                          1996         For the Three Months Ended       For the Nine Months Ended
                                     (Inception) to             July 31,                        July 31,
                                         July 31,     ----------------------------    -----------------------------
                                          2009            2009            2008            2009            2008
                                      ------------    ------------    ------------    ------------    ------------
Revenue                               $     59,018    $     32,400    $       --      $     59,018    $       --
Cost of goods sold                            --              --              --              --              --
                                      ------------    ------------    ------------    ------------    ------------
  Gross income                              59,018          32,400            --            59,018            --
                                      ------------    ------------    ------------    ------------    ------------

Expenses:
General and administrative expenses      2,054,047          10,998          96,636          29,204         233,459
Acquisition expense                        291,245            --              --
Development costs                          659,022            --              --
Amortization of intangibles                750,000            --              --
Other                                       43,640            --              --              --              --
                                      ------------    ------------    ------------    ------------    ------------
                                         3,797,954          10,998          96,636          29,204         233,459
                                      ------------    ------------    ------------    ------------    ------------

  Net (loss) before other
   income and expenses                  (3,738,936)         21,402         (96,636)         29,814        (233,459)

Other income and expenses
  Other income                             275,347            --              --              --              --
  Interest expense                        (468,148)        (18,489)        (25,566)        (63,193)        (68,599)
                                      ------------    ------------    ------------    ------------    ------------
                                          (192,801)        (18,489)        (25,566)        (63,193)        (68,599)
                                      ------------    ------------    ------------    ------------    ------------

  Net Loss                              (3,931,737)          2,913        (122,202)        (33,379)       (302,058)

  Dividends                               (150,000)        (18,750)        (18,750)        (56,250)        (56,250)
                                      ------------    ------------    ------------    ------------    ------------

  Net Loss Available to
   Common Shareholders                $ (4,081,737)   $    (15,837)   $   (140,952)   $    (89,629)   $   (358,308)
                                      ============    ============    ============    ============    ============

Loss per common share - Basic
 and fully diluted                                    $      (0.00)   $      (0.00)   $      (0.00)   $      (0.01)
                                                      ============    ============    ============    ============

Weighted average number of
 shares outstanding - Basic
 and fully diluted                                      31,072,402      31,072,402      31,072,402      31,072,402
                                                      ============    ============    ============    ============


       See accompanying notes to unaudited condensed financial statements.


                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                 Condensed Statement of Stockholders' (Deficit)
        For the Period from February 8, 1996 (Inception) to July 31, 2009

                                                                                                           Deficit
                                                                                                         Accumulated
                                       Common Stock                Preferred Stock         Additional     During the
                                --------------------------    -------------------------     Paid-in      Development
                                   Shares         Amount         Shares        Amount       Capital         Stage          Total
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Initial capitalization for
 cash at $0.01 per share          9,000,000    $       900           --     $      --     $    89,100           --      $    90,000
Common stock issued to
 acquire distribution license
at $.50 per share                 1,000,000            100           --            --         499,900           --          500,000
Net loss - nine months
 ended October 31, 1986                --             --             --            --            --         (106,497)      (106,497)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 1996      10,000,000          1,000           --            --         589,000       (106,497)       483,503
Net loss - October 31, 1997            --             --             --            --            --          (70,904)       (70,904)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 1997      10,000,000          1,000           --            --         589,000       (177,401)       412,599
Common stock issued for
 cash at $.50 per share             303,000             30           --            --         151,470           --          151,500
Less: subscription
 receivable for shares issued          --              (30)          --            --        (151,470)          --         (151,500)
Net loss - October 31, 1998            --             --             --            --            --         (116,022)      (116,022)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 1998
 as previously reported          10,303,000          1,000           --            --         589,000       (293,423)       296,577
Adjustment in connection
 with agreement that was
 not consummated                 (2,000,000)          (200)          --            --             200           --             --
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 1998,
 as restated                      8,303,000            800           --            --         589,200       (293,423)       296,577
Common stock issued at $.50
 per share                        1,299,172            130           --            --         649,456           --          649,586
Collection of subscription
 receivable                            --               30           --            --         151,470           --          151,500
Net loss - October 31, 1999            --             --             --            --            --       (1,471,449)    (1,471,449)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 1999       9,602,172            960           --            --       1,390,126     (1,764,872)      (373,786)
Net loss - October 31, 2000            --             --             --            --            --          (39,907)       (39,907)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2000       9,602,172            960           --            --       1,390,126     (1,804,779)      (413,693)
Common stock issued for
 services at $.50 per share           6,000              1           --            --           2,999           --            3,000
Net loss - October 31, 2001            --             --             --            --            --         (154,008)      (154,008)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2001       9,608,172            961           --            --       1,393,125     (1,958,787)      (564,701)
Common stock issued for
 services at  $0.10 per share       100,000             10           --            --           9,990           --           10,000
Net loss - October 31, 2002            --             --             --            --            --         (202,477)      (202,477)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2002       9,708,172    $       971    $      --     $      --     $ 1,403,115    $(2,161,264)   $  (757,178)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------


       See accompanying notes to unaudited condensed financial statements.

                                       46


                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                 Condensed Statement of Stockholders' (Deficit)
        For the Period from February 8, 1996 (Inception) to July 31, 2009

                                                                                                           Deficit
                                                                                                         Accumulated
                                       Common Stock                Preferred Stock         Additional     During the
                                --------------------------    -------------------------     Paid-in      Development
                                   Shares         Amount         Shares        Amount       Capital         Stage          Total
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2002       9,708,172    $       971           --     $      --     $ 1,403,115    $(2,161,264)   $  (757,178)
Common stock issued to
 Acquire BioSource
 Therapeutics at
 $0.10 per share                  2,912,452            291           --            --         290,954           --          291,245
Merger of Bio-Source
 subsidiary into Galea                 --             --             --            --         (22,158)          --          (22,158)
Net loss - October 31, 2003            --             --             --            --            --         (461,194)      (461,194)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2003      12,620,624          1,262           --            --       1,671,911     (2,622,458)      (949,285)
Common stock issued for
 services at $0.10 per share        100,000             10           --            --           9,990           --           10,000
Net loss - October 31, 2004            --             --             --            --            --          (32,692)       (32,692)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2004      12,720,624          1,272           --            --       1,681,901     (2,655,150)      (971,977)
Common stock issued for
 services at $0.10 per share      1,105,000            111           --            --         110,390           --          110,501
Common stock issued for
 cash at $0.10 per share            182,000             18           --            --          18,182           --           18,200
Net loss - October 31, 2005            --             --             --            --            --         (178,727)      (178,727)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2005      14,007,624          1,401           --            --       1,810,473     (2,833,877)    (1,022,003)
Common stock issued for
 cash at $0.10 per share          2,960,000            296           --            --         295,704           --          296,000
Common stock issued for
 services at $0.10 per share      6,600,000            660           --            --         659,340           --          660,000
Net loss - October 31, 2006            --             --             --            --         124,250       (250,814)      (126,564)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2006      23,567,624          2,357           --            --       2,889,767     (3,084,691)      (192,567)
Balance at November 1, 2006      23,567,624    $     2,357           --     $      --     $ 2,889,767    $(3,084,691)   $  (192,567)
Common stock issued for
 recapitalization                 7,504,778            750           --            --      (5,025,272)          --       (5,024,522)
Preferred stock issued
 for recapitalization                  --             --          750,000       750,000          --             --          750,000
Dividends                              --             --             --            --            --          (18,750)       (18,750)
Net loss                               --             --             --            --            --         (428,129)      (428,129)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2007      31,072,402          3,107        750,000       750,000    (2,135,505)    (3,531,570)    (4,913,968)
Dividends                              --             --             --            --            --          (75,000)       (75,000)
Net loss                               --             --             --            --            --         (385,538)      (385,538)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at October 31, 2008      31,072,402          3,107        750,000       750,000    (2,135,505)    (3,992,108)    (5,374,506)
Dividends                              --             --             --            --            --          (56,250)       (56,250)
Net loss                               --             --             --            --            --          (33,379)       (33,379)
                                -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance at July 31, 2009         31,072,402    $     3,107        750,000   $   750,000   $(2,135,505)   $(4,081,737)   $(5,464,135)
                                ===========    ===========    ===========   ===========   ===========    ===========    ===========


       See accompanying notes to unaudited condensed financial statements.



                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                       Condensed Statements of Cash Flows
      For the Nine Months Ended July 31, 2009 and 2008, and for the Period
               From February 8, 1996 (Inception) to July 31, 2009


                                                From
                                             February 8,
                                                1996
                                           (Inception) to
                                               July 31,
                                                2009            2009            2008
                                            ------------    ------------    ------------
Cash flows from operating activities:
  Net loss                                  $ (4,081,737)   $    (89,629)   $   (358,308)
  Adjustments to reconcile net loss to
   net cash used in operating activities:
  Amortization                                   750,000            --              --
  Stock issued for services                    1,584,746            --              --
  Recapitalization                               475,500            --              --
Changes in Assets and Liabilities:
  Increase in security deposits                     --              --            (1,100)
  Increase in accrued
   interest and dividends                        361,919         111,719         111,716
  Increase in accounts payable
   and accrued expenses                          135,392          23,669            --
                                            ------------    ------------    ------------
Net cash used in operating activities           (774,180)         45,759        (247,692)
                                            ------------    ------------    ------------

Cash flows from investing activities:
  Acquisition of distribution license           (750,000)           --              --
                                            ------------    ------------    ------------
Net cash used in investing activities           (750,000)           --              --
                                            ------------    ------------    ------------

Cash flows from financing activities:
  Due to stockholders                                100             100            --
  Note payable - affiliates                      100,000            --              --
  Debentures payable                             238,661         (24,506)        263,167
  Increase in loan payable - other                 1,645            --             1,645
  Proceeds from sales of common stock          1,205,286            --              --
                                            ------------    ------------    ------------
Net cash provided by financing activities      1,545,692         (24,406)        264,812
                                            ------------    ------------    ------------

Net increase (dercrease) in cash                  21,512          21,353          17,120
Cash - beginning of period                          --               159             250
                                            ------------    ------------    ------------
Cash - end of period                        $     21,512    $     21,512    $     17,370
                                            ============    ============    ============

Supplemental cash flow information:
  Cash paid during the period for:
    Interest                                $    273,220    $      7,724    $     13,131
                                            ============    ============    ============
    Income taxes                            $       --      $       --      $       --
                                            ============    ============    ============


       See accompanying notes to unaudited condensed financial statements.

                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                     Notes to Condensed Financial Statements
                       July 31, 2009 and October 31, 2008


1. Presentation of Interim Information

These condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) for interim financial statements and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been reflected in these condensed financial statements. Operating results for the nine months ended July 31, 2009 are not necessarily indicative of the results that may be expected for the year ending October 31, 2009.

These financial statements should be read in conjunction with the financial statements of Galea Life Sciences, Inc. (the "Company") as of and for the year ended October 31, 2008, and for the period from inception (February 8, 1996) to October 31, 2008.

2. Earnings Per Share

The Company calculates net income (loss) per share as required by Statement of Financial Accounting Standards (SFAS) 128, "Earnings per Share". Basic earnings
(loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings
(loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods when common stock equivalents are anti-dilutive they are not considered in the computation.

3. Going Concern

The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. These condensed financial statements show that there are minimal revenues and current liabilities exceed current assets by approximately $5,464,000 at July 31, 2009. The future of the Company is dependent upon its ability to raise the necessary working capital to permit its continued purchasing of inventory. The condensed financial statements do not include any adjustments relating to the recoverability and classifications of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                     Notes to Condensed Financial Statements
                       July 31, 2009 and October 31, 2008

4. Loan Payable - Stockholders

The Company is indebted to two stockholders in the amount of approximately $431,000. The notes are non-interest bearing and are due on demand.

                                   SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

November 30, 2009


                                                    GALEA LIFE SCIENCES INC.


                                                    By: /s/ Jonathan Leinwand
                                                       -------------------------
                                                            Jonathan Leinwand
                                                            Secretary